UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2016

RPX Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35146	26-2990113
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Market Plaza
Suite 800
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(866) 779-7641
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 26, 2016, RPX Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto (the “Lenders”). The Credit Agreement provides for a $100 million five-year term facility and a $50 million five-year revolving credit facility. The Company has not made a drawing under the revolving credit facility as of the date hereof. The interest rates applicable to loans outstanding under the Credit Agreement are, at the Company’s option, equal to either a base rate plus a margin ranging from 1.25% to 1.75% per annum or LIBOR plus a margin ranging from 2.25% to 2.75% per annum, based upon the ratio of debt to consolidated EBITDA of the Company (initially, the interest rate is equal to LIBOR plus 2.50% per annum), and the commitment fee payable on undrawn amounts under the revolving credit facility is equal to a per annum rate ranging from 0.35% to 0.45% per annum, based upon such debt to consolidated EBITDA ratio (initially, the commitment fee is 0.40% per annum). The obligations under the Credit Agreement are guaranteed by certain of the Company’s wholly-owned domestic subsidiaries (the “Guarantors”). The obligations under the Credit Agreement are secured by a lien on substantially all of the consolidated assets of the Company and the Guarantors.

Commencing June 30, 2016, the term facility will amortize in equal quarterly installments in aggregate annual amounts equal to 5% of the original principal amount of the term facility in year one, 7.5% of the original principal amount of the term facility in year two, 10% of the original principal amount of the term facility in year three, 12.5% of the original principal amount of the term facility in year four, and 15% of the original principal amount of the term facility in the first three quarters of year five, with the balance payable on the maturity date of the term facility (in each case subject to adjustment for prepayments).

The Credit Agreement contains customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross-default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control, and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of the Company and each of its subsidiaries to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, transfer or sell assets, and make restricted payments. These covenants are subject to a number of limitations and exceptions set forth in the Credit Agreement. In addition, the Company must:

•	Maintain a total leverage ratio of no greater than 2.75 to 1.00 (stepping down to a total leverage ratio of 2.50 to 1.00 on March 31, 2017);

•	Maintain a fixed charge coverage ratio of no less than 1.25 to 1.00; and

•	Maintain a minimum level of liquidity (including availability under the revolving credit facility) of no less than $100 million, with certain adjustments as described in the Credit Agreement.

The foregoing description of the terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2016, Geoffrey T. Barker, an executive director of the Company, notified the Company that he will not stand for re-election to the Company's Board of Directors when his current term as a director expires on the date of the Company’s 2016 Annual Meeting of Stockholders. Mr. Barker's decision to not stand for re-election did not involve any disagreement with the Company, the Company's management or the Board of Directors.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of February 26, 2016, by and among RPX Corporation, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPX Corporation

By:	/s/ MARTIN E. ROBERTS
Martin E. Roberts
General Counsel

Dated: March 1, 2016